EXHIBIT 10.5

THIS AGREEMENT is made 21st June 2011

(1)	COCA-COLA ENTERPRISES LIMITED (registered in England No. 27173) whose registered office is at Charter Place, Uxbridge, Middlesex UB8 1EZ ("the Company")

and

(2)    Laura Brightwell
("You")

WHEREBY IT IS AGREED as follows:-

1.    Term of Appointment

(A)
You shall serve the Company as SVP, Public Affairs and Communications, or in such other capacity of a like status as the Company may reasonably require with effect from the Commencement Date or such other date as may be agreed in writing, unless and until your employment shall be terminated by the Company giving to you not less than six months’ notice in writing or you giving to the Company not less than six months’ notice in writing in either case expiring at any time.

(B)
If either you or the Company have given notice of termination of employment to the other, instead of requiring you to work during your notice period (or any remaining part of it), the Company may (at its discretion) choose to terminate your employment immediately and pay you a sum equivalent to your basic salary only (less appropriate income tax and National Insurance deductions) in lieu of your outstanding contractual notice period. The Company may elect at its discretion to make any such payment as one lump sum or in equal instalments on the days when you would have received your basic salary if you had continued in employment throughout your notice period.

(C)	Your employment shall in any event terminate on the date on which you reach age 65.

(D)	The Company reserves the right to change (including upwards or downwards) the grading attributed to your role at any time.

(E)	Your previous employment with the Company counts as part of your continuous employment with the Company. Your continuous employment with the Company therefore commenced on 12th November 1990.

2.    Powers and Duties

(A)
You shall exercise such powers and perform such duties consistent with your status in relation to the business of the Company or any Associated Company as may from time to time be assigned to you by the Company. You shall comply with all directions from the Company and whatever codes, policies, procedures and rules that the Company may introduce which may apply to your employment. You shall report to the Chairman & Chief Executive Officer or whichever person is nominated by the Company at any time. The Company may change your reporting line at any time or insert additional tiers of management above you.

(B)    You must:

(i)    promote and protect the interests and reputation of the Company and its
Associated Companies;

(ii)    perform your duties in a professional and co-operative manner;

(iii)
promptly disclose to the Company any information which comes into your possession which may materially adversely affect the Company, including any information about another employee’s plans to resign and/or compete with the Company;

(iv)
promptly disclose to the Board any material breach by the Company of any legal obligation, any material financial mismanagement or any other malpractice within the Company which comes to your attention;

(v)	keep the Company fully informed of your business-related activities and give whatever information and explanations are requested of you by the Company;

(vi)	conduct your personal and working life in a way that does not damage or risk damaging your own or the Company’s reputation; and

(vii)	comply with all Company policies and procedures including, without limitation, the Company’s Code of Business Conduct.

(C)	You shall travel to such places as the Company may from time to time reasonably require.

(D)	Your normal place of work shall be the Company’s offices at Uxbridge. However, the Company reserves the right to change this location to any other location within the United Kingdom or worldwide.

3.    Salary

(A)	You shall be paid an annual salary of £162,350 which is paid in arrears at four weekly intervals.

(B)	The Company shall review, but shall not be obliged to increase, the salary payable under this Agreement each year.

(C)	The Company reserves the right to deduct from you salary or any other sums due to you any payments due from you to the Company.

4.    Pensions

(A)    You are entitled to be a member of the Pension Plan subject to the rules of the Pension
Plan. Changes in the rules of the Pension Plan will be notified to you in writing. Your contributions to the Pension Plan will be deducted from your salary.

(B)    A contracting out certificate is in force in respect of your employment under this
Agreement.

5.    Car

The Company shall provide for you (subject to you being qualified to drive) a car or alternatively a cash allowance in accordance with its Car Policy in place at the time. You shall abide by the terms of this policy, take good care of the car, procure that the provisions of any policy of insurance are observed and return the car, clean and in good repair to the Company's registered office immediately upon the termination of your employment.

6.    Sickness

Subject to compliance with the Company’s Attendance Management Policy and the Sick Leave guidance as published on the CCE Intranet, you will be eligible to receive sick pay in line with Company policy in operation at that time inclusive of any Statutory Sick Pay payable to you.

7.    Other Benefits

The following benefits currently apply to you. The Company, however, reserves the right to withdraw, alter or replace any of these benefits. In such circumstances, there shall be no obligation on the Company to replace any benefit with an equivalent or indeed any other benefit.

(A)    Management Incentive Plan

You shall be eligible to participate in the Coca-Cola Enterprises Inc. Management
Incentive Plan, subject to the rules of such Plan.

(B)    Long-Term Incentive Plan

You shall be eligible to participate in the Coca-Cola Enterprises Inc. Long-Term Incentive Plan. All grants of awards under the scheme are made at the sole discretion of the Board of Directors of Coca-Cola Enterprises Inc.

(C)    Share Plan

You shall be eligible, at the Company’s discretion, to participate in the CCE UK Share Plan, subject to the rules of such Plan.

(D)    Healthcare

The Company will cover you and your family (spouse and dependent children) under a private medical insurance scheme, subject to the rules and terms and conditions of such scheme.

(E)    Health Assessments

You are entitled to regular medicals in accordance with the provisions published on the CCE Intranet.

(F)    Accident Insurance

The Company will provide you with 24 hour worldwide accident cover in accordance with Company policy in operation at that time, subject to the rules and terms and conditions of such cover.

(G)    Life Assurance

If you are, or choose to become, a contributing member of the CCE Pension Plan, the Company will provide you with death in service cover equal to four times basic salary subject to the rules and terms and conditions of such cover. However, if you decline to join the Pension Plan, the life assurance cover will be equal to one times gross earnings in the 12 months before death.

(H)    Options Benefit

You will be entitled to benefit from the Company’s Options Flexible Benefit Scheme, subject to the rules of such Scheme.

(I)    Financial Planning and Advice

Following your localisation to the UK and as from the commencement of 2015 tax year, the will receive an allowance equal to $20,000 annually as a tax preparation allowance. This amount is intended to supplement reduced tax equalization support and which may be adjusted for significant currency fluctuations, as approved by the CEO and Chair of the HRCC. It is your responsibility to ensure that you disclose the value of this taxable benefit to HMRC so that they can include this in the valuation of your benefit in kind taxation.

EXHIBIT 10.5

8.    Expenses

The Company shall reimburse to you out-of-pocket expenses which you may from time to time incur in the proper performance of your duties under this Agreement subject to the rules of its Travel and Expenses Policy from time to time in force.

9.    Holidays

(A)	Your annual holiday entitlement is 27 days plus 8 public holidays (pro rata in the first year of employment).

(B)	The holiday year runs from 1 January to the following 31 December and holiday must be taken during that period at times agreed with your superior.

(C)
On leaving the Company you will be paid salary equivalent to unused accrued holiday entitlement or required to repay any holiday in excess of your accrued entitlement in either case, at the daily rate of 1/260 of your basic annual salary.

10.    Intellectual Property

(A)    It shall be part of your normal duties at all times:

(i)
to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company, or any Associated Company, with which you are concerned or for which you are responsible might be improved;

(ii)	promptly to give to the Secretary of the Company full details of any invention or improvement which you may from time to time make or discover in the course of your duties: and

(iii) to further the interests of the Company's undertaking. Subject to the Patents Act 1971, the Company shall be entitled free of charge to the sole ownership of any such invention or improvement and to its exclusive use.

(B)
You shall immediately, both during your employment and afterwards. at the request and cost of the Company apply for and execute and do all such documents, acts and things as may in the opinion of the Company be necessary or conducive to obtain letters patent or other protection for any such invention or improvement in any part of the world and to vest such letters patent or other protection in the Company or its nominees.

(C)	You acknowledge and agree that any work created or developed by you (whether alone or jointly) during your employment by the Company will belong to the Company if it:

(i)	is capable of exploitation by the Company in the normal course of its business;
or

(ii)	is so created or developed during the course of or in connection with your employment by the Company.

To the extent that they do not vest automatically, you assign to the Company all copyright, design rights and other intellectual property rights in any such work and undertake to do anything reasonably required to ensure that such rights belong to or are assigned to the Company and to assist the Company in protecting or maintaining them.

(D)
You hereby irrevocably authorise the Company for the purposes of the intellectual property provisions of this Agreement to make use of your name and to sign and to execute any documents or do any thing on your behalf (or where permissible to obtain the patent or other protection in its own name or in that of its nominees).

(E)
You shall not knowingly do anything to imperil the validity of any patent or protection or any application of the patent but shall at the cost of the Company render all possible assistance to the Company, or any Associated Company, both in obtaining and in maintaining such patent or other protection.

(F)
You shall not either during your employment or afterwards exploit or assist others to exploit any invention or improvement which you may from time to time make or discover in the course of your duties or (unless the same shall have become public knowledge) make public or disclose any such invention or improvement or give any information in respect of it except to the Company or as it may direct.

11.    Confidential Information

Except for information which is in the public domain (save as a result of your breach of confidence) or which you are required to disclose by law or regulation, you shall not, either during your employment or afterwards, use to the detriment or prejudice of the Company or any Associated Company or, except in the proper course of your duties during this Agreement, divulge to any person any trade secret or any other Confidential Information which may have come to your knowledge during your employment.

12.    Post-termination Restrictions

(A)
In order to protect the Company’s confidential information, trade secrets, goodwill customer base, potential customer base, other business connections and stable workforce, you agree to be bound by the restrictions set out below.

You will not Directly or Indirectly without the Company’s written consent:

(i)
for the period of six months following the Termination Date be engaged in or concerned in any executive, technical or advisory capacity in any business concern which is in competition with the business of the Company or any Relevant Associated Company. This restriction shall not restrain you from being engaged or concerned in any business concern in so far as your duties or work shall relate solely:

(a)	to geographical areas where the business concern is not in competition with the Company or any Relevant Associated Company; or

(b)	to services or activities of a kind with which you were not concerned to a material extent during employment with the Company.

(B)
The parties to this Agreement agree that each of the clauses of this Agreement is separate and severable and enforceable accordingly and if any of the clauses shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording therefore was deleted, they shall apply such modifications as may be necessary to make them valid and effective.

(C)
Any period of restriction set out above will be reduced by one day for every day during the notice period which the Company required you both to remain away from its premises and not to carry out your normal duties.

13.    Restrictions During Employment

(A)	During your employment you shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other company, firm or person or assist or have any financial interest in any other financial interest in any other business or profession. You may, however, hold or acquire by way of bona fide investment only up to 3% of the issued shares of any company listed on any recognised investment exchange for the purpose of investment only, where recognised investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000. You may invest in shares or other securities which are not listed or dealt in on any recognised stock exchange with the prior agreement of the Company.

14.    Garden leave

(A)	The Company reserves the right at any time during any period of notice to require you: (i) to remain away from the Company’s premises;
(ii)    to work from home;

(iii)     to carry out special projects outside the normal scope of your duties; (iv)    not to carry out some of your normal duties; and/or
(v)    not to carry out any of your normal duties;

and the Company may appoint another person to carry out any of your duties at such times.

(B)	If the Company exercises this right, you will receive your basic salary and all benefits to which you are entitled and you must:

(i)	continue to comply with your implied duties, including those of good faith and fidelity; and

(ii)	continue to comply with the express duties set out in this Agreement, except those from which you are explicitly released by the Company.

15.    Return of Property

(A)
You shall promptly whenever requested by the Company and in any event upon the termination of your employment deliver to the Company all lists of customers, correspondence and all other documents, papers and records which may have been prepared by you or have come into your possession or control in the course of your employment, and you shall not be entitled to retain any copies of such property.

(B)
You must delete any documents relating to the Company’s business on any personal computer in your control or possession after having forwarded copies to the Company. You must permit the Company both during and after the termination of your employment access to any computer which you have used in relation to the Company’s business. You must inform the Company of any computer passwords reasonably required by the Company.

16.    Termination of Employment

(A)	The Company shall be entitled by notice in writing to you to terminate your employment under this Agreement with immediate effect (without a payment in lieu of notice) if you:

(i)	materially damage or risk materially damaging your or the Company’s reputation;

(ii)
shall be guilty of serious misconduct or shall have committed any serious breach or repeated or continued (after warning in writing and having refused or failed to remedy accordingly within a reasonable time) any other breach of your obligations under this Agreement.

(B)	Any delay by the Company in exercising any right of termination shall not constitute a waiver of it.

17.    Disciplinary and Grievances

(A)	If you have a grievance relating to your employment, you should raise this in accordance with the Company’s Grievance Procedure.

(B) The Company has a Disciplinary and Performance Management Procedure. This is a policy document designed to apply where a disciplinary or performance management issue arises.

(C)
The Company may suspend you for however long it considers appropriate in order to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. The Company may attach conditions to any such suspension and you must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work.

18.    Other Agreements

(A)
This Agreement replaces all previous terms and conditions governing your employment with the Company or any Associated Company, except for the employment agreement dated 1 Sept, 2010, between you and Coca-Cola Enterprises, Inc., which shall continue in effect according to its terms with the exception of Sections 3 (Location) and 4 (Base Salary) of such agreement, and the Letter of

Assignment between you and Coca-Cola Enterprises, Inc., governing the terms of your relocation, which shall continue in effect according to its terms.

(B)
You acknowledge that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and you relating to your employment other than those expressly set out in this Agreement and those agreements referenced in Section 18(A), and that you have not entered into this Agreement in reliance on any representation not expressly referred to in this Agreement.

(C)    There are no collective agreements which affect your terms and conditions.

19.    Governing Law

This Agreement shall be governed by and construed under the laws of England and Wales and of the Courts of England and Wales are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

20.    Definitions

In this Agreement:

“Associated Company”
means a company, which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 736 of the Companies Act 1985 as originally enacted.

“the Commencement Date”	means 1st August 2011
“Confidential Information”	means any confidential information, including but not limited to:
a. lists of the Company’s actual or potential customers;

b. details of relationships or arrangements with or knowledge of the requirements of the Company’s actual or potential customers;

c. details of the Company’s business methods, finances, prices or pricing strategy, marketing or development plans or strategies;

d. personal information about any of the
Company’s directors or employees;

e. information divulged to the Company by a third party in confidence; and

f. any information relating to the Company or any of its customers or suppliers which the Company or customer or supplier in question reasonably considers to be confidential.

Confidential Information does not include information which is generally known or easily accessible by the public, unless it is generally known or easily accessible by the public because of a breach of your obligations.

“Customer”

means any Person who at any time during the period of 12 months immediately before the Termination Date was a customer of the Company or any Associated Company:

a. with whom you had material dealings or for whom you had responsibility on behalf of the Company or any Associated Company at any time during that period; or

b. in respect of whom you obtained or otherwise received Confidential Information.

“Directly or Indirectly”	means directly or indirectly on either your own account or in conjunction with or on behalf of any other Person.
“Key Person”	means any individual: a. who at any time during the period of 6 months immediately before the Termination Date was engaged or employed as an employee, director or consultant of the Company or any Associated Company;

b. with whom you worked to a material extent or for whom you had managerial responsibility at any time during that period; and

c. who was employed or engaged in a senior, financial, research, technical, managerial, sales, professional or equivalent capacity.

“Person”	means individual, firm, company, association, corporation or other organisation
“Prospective Customer”

means any Person who at any time during the period of 6 months immediately before the Termination Date had Relevant Discussions in which you were materially involved, for which you had responsibility or about which you obtained or otherwise received Confidential Information.

“Relevant Associated Company”	means an Associated Company with which you have dealt or for which you have had responsibility during your employment by the Company.
“Relevant Discussions”	means any discussion, pitch, tender, presentation or negotiation with the Company or any Associated Company with a view to receiving products or services from the Company or any Associated Company.
“Restrictive Products or Services”

means any products or services which compete with or are of the same or similar kind as any products or services:

a. provided by the Company or any Associated Company in the ordinary course of its business during the period of 12 months immediately before the Termination Date; and

b. in respect of which you were directly concerned, were materially involved or had responsibility during your employment by the Company or any Associated Company; or

c. about which you obtained or otherwise received Confidential Information.

“Termination Date”	means the date of termination of your employment with the Company.

“the Pension Plan”    means the CCE Personal Pension Plan.

Signed on behalf of Coca-Cola Enterprises

/s/ Frank Govaerts    6/21/11
Vice President, General Counsel, Europe    DATE

/s/ Laura Brightwell    7/21/11
DATE

EXHIBIT 10.5

Amendment to Employment Agreement Dated 21st June 2011
Between
Coca-Cola Enterprises Limited and Laura Brightwell

This Agreement is made as of the date set forth below between Coca-Cola Enterprises Limited (“CCE Ltd.”) and Laura Brightwell (“Executive”), which agreement shall supplement the agreement between CCE Ltd and Executive dated 21st June 2011 (“2011 CCE Ltd. Agreement”).
WHEREAS, the Section 18(A) of the 2011 CCE Ltd. Agreement provides that the employment agreement between Coca-Cola Enterprises, Inc. (“CCE, Inc.”) and the Executive (the “CCE, Inc. Agreement”) would continue in effect (except for the provisions related to Base Salary and Location); and
WHEREAS, the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors of CCE, Inc. has the authority to determine certain terms and conditions of Executive’s employment with CCE Ltd., and the HRCC has determined that the CCE, Inc. Agreement should be extended and revised in 2012; and
WHEREAS, CCE Ltd. and Executive desire that the 2011 CCE Ltd. Agreement be amended solely for purposes of giving effect to the terms and conditions of Executive’s employment approved by the HRCC.
NOW, THEREFORE, IT IS AGREED that Section 18(A) of the 2011 CCE Ltd. Agreement is hereby amended by striking the entire paragraph and replacing it with the following:

(A)
This Agreement replaces all previous terms and conditions governing your employment with the Company or any Associated Company, except for the terms and conditions set forth in the Appendix to this Agreement, which terms and conditions were approved by the Human Resources and Compensation Committee of Coca-Cola Enterprises, Inc. in August 2012, and which supersede those of the prior agreement between you and Coca-Cola Enterprises, Inc. dated September 1, 2010. The Letter of Assignment between you and Coca-Cola Enterprises, Inc., which governs the terms of your relocation, which shall continue in effect according to its terms.

Signed on behalf of Coca-Cola Enterprises Limited

/s/ Frank Govaerts                10/21/12
DATE

/s/ Laura Brightwell                10/17/12
                     DATE

APPENDIX

This appendix (referred to herein as the “Agreement”) amends and supersedes the employment agreement between Coca-Cola Enterprises, Inc. and Laura Brightwell (the “Executive”) dated September 1, 2010 (the “Prior Agreement”). The Company and the Executive may be referred to herein collectively as the “Parties,” or individually as a “Party.”
WHEREAS, following the consummation of the transactions contemplated by the Business Separation and Merger Agreement (the “Merger Agreement”) by and between Coca-Cola Enterprises Inc. (“Legacy CCE”), the Company, The Coca-Coca Company and Cobalt Subsidiary LLC dated February 25, 2010 (such consummation is hereinafter referred to as the “Closing”), the Company became an independent publicly traded company;
WHEREAS, the Executive transferred employment from Legacy CCE to the Company and entered into the Prior Agreement in connection with the Closing; and
WHEREAS, the Parties wish to amend and restate the Prior Agreement to reflect the terms and conditions set forth herein.
1.    Employment; Employment Term. The Company agrees to continue to employ the Executive as Senior Vice President, Public Affairs and Communications of the Company and any successor thereto, and the Executive agrees to continue to be employed by the Company or an Affiliate of the Company, subject to the terms and provisions of this Agreement. The term of employment under this Agreement shall expire on December 29, 2014 (the “Term”); provided that the term of this Agreement may be extended by mutual written agreement between the Executive and the Company. If the Parties agree to any such extension, the Parties shall specify the terms and conditions of the Executive’s continuing employment, and the provisions of this Agreement that applied during the Continued Term shall not apply during any extension period except as explicitly provided under this Agreement or by the Parties in connection with the extension.
2.     Duties. During the Term, the Company and the Executive agree that the Executive shall have all responsibilities and authorities and perform such duties that are usually incident to her positions with the Company as provided in the Company’s Certificate of Incorporation, By-Laws, and written policies together with such other duties and responsibilities as may be assigned to her from time to time by the Chief Executive Officer of the Company. During her employment hereunder, the Executive shall devote her entire time, energy, and skill during regular business hours (other than during periods of illness, vacation, and other approved absences) to the Company and its Affiliates, and the Executive shall render her services solely and exclusively for the Company and its Affiliates, provided that (i) exceptions to such exclusivity in effect on the date hereof shall continue in effect, subject to the discretion of the Board of Directors (the “Board”) to withdraw such exception if such exception involves a conflict of interest or materially interferes with the Executive’s ability to perform her duties, (ii) the Board shall grant additional exceptions to such exclusivity upon request unless such exceptions involve a conflict of interest or materially interfere with the Executive’s ability to perform her duties with the Company, and (iii) the Executive shall be permitted to serve on one public company board of directors, subject to the approval of the Board in its sole discretion.
For purposes of this Agreement, “Affiliate” means a company that would be considered a single employer together with the Company under Sections 414(b) or 414(c) of the Internal Revenue Code (the “Code”).

3.    Location of Executive’s Principal Office. During the Term, the Executive’s principal office shall be in the Company’s headquarters office which shall be based in Uxbridge, England area, unless mutually agreed otherwise by the Executive and the Company.
4.    Base Salary. During the Term, the Company shall pay the Executive a Base Salary at an annual rate of not less than 178,000 GBP. The Base Salary shall be subject to review and possible increase, but not decrease, by the Human Resources and Compensation Committee of the Board (the “HRCC”) each February, and any increases shall be effective the following April 1. Adjustments to the Base Salary shall be based on the Executive’s performance and other factors that the HRCC deems appropriate. Following each adjustment, the term Base Salary shall thereafter refer to the adjusted amount.
5.    Annual Incentive. The Executive shall have the opportunity to receive an annual incentive award in accordance with the terms of the Executive Management Incentive Plan (the “MIP Award”). During the Term, the Executive’s annual target MIP Award shall be at least 80% of her annual Base Salary, payable upon the achievement of goals established and approved by the HRCC. The MIP Award shall be payable in a single lump-sum payment in March following the end of the applicable performance period.
6.    Long-Term Incentive Awards. During the Term, the Executive shall receive two annual long-term incentive awards, each with a target award value of at least $300,000 (each, an “LTIP Award”), provided that the Executive is employed by the Company at the time such award is to be granted. The LTIP Awards may be delivered in one or more forms, including but not limited to stock options, restricted stock units (“RSUs”), restricted stock, or performance stock units (“PSUs”). The 2012 LTIP Award may be made at any time during the remainder of 2012 or the first quarter of 2013, and the 2013 LTIP Award may be made at any time in 2013 or the first quarter of 2014, provided that the vesting schedule shall be no less favorable than if the LTIP Awards had been made in November 2012 and November 2013, respectively. The target award value shall be determined (i) for stock options, based on the grant date fair value using the valuation methodology applied for Company financial reporting purposes and (ii) for stock units or restricted stock, based on the number of shares subject to the award (determined at target for PSUs) multiplied by the fair market value of Company stock at grant.
Vesting for each type of LTIP Award shall be as follows. Stock options granted in 2012 shall vest ½ on the first anniversary of the grant date in 2013 and ½ on the second anniversary of the grant date in 2014. Stock options granted in 2013 shall vest ½ on the first anniversary of the grant date in 2014 and ½ on the second anniversary of the grant date in 2015. Stock options shall have a 10-year term. PSUs granted in 2012 shall have service-based cliff vesting requiring service through December 29, 2014, and PSUs, RSUs, and restricted stock granted in 2013 shall have service-based cliff vesting requiring service through December 29, 2015. In addition, PSUs granted in 2012 and 2013 shall have a performance-vesting requirement based on such metrics as are established by the HRCC. PSUs (if and to the extent vested) shall be paid after vesting on the following basis: PSUs granted in 2012 shall be paid on or about April 30, 2016, and PSUs granted in 2013 shall be paid on or about April 30, 2017. With respect to each LTIP Award made in 2012 and 2013, the service-based vesting condition shall take into account service as an employee and as a consultant following the Executive’s termination of employment in accordance with the Sections 10(a) and 10(b), as applicable, as well as Section 11(i). Such continued vesting shall apply as long as the Executive is willing and available to provide the consulting services during the twelve month period specified in Section 11(i), without regard to whether the Company utilizes such services or terminates the consulting relationship, provided that if the Company terminates the consulting relationship for Cause, the continued vesting shall cease to apply.
7.    Retention Award. The Company shall pay the Executive $785,000, plus interest at the rate specified below (the “Retention Award”) in a lump-sum cash payment in July 2014, provided that the Executive remains employed through December 31, 2013. The Retention Award shall be credited with interest based on the Prime Rate of SunTrust Bank, Atlanta. For the avoidance of doubt, if the Executive is employed through December 31, 2013, the Company shall pay the Retention Award in July 2014 without regard for the Executive’s termination of employment for any reason between December 31, 2013 and July 2014.
8.    Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans or programs for which she is eligible that are provided by the Company to its management employees based in Great Britain, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies, and international assignment programs that the Company has in effect from time to time. All prior service recognized by Legacy CCE for benefit plan purposes as of the Closing shall be recognized by the Company for benefit plan purposes. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program.
9.    Indemnification. During the Executive’s employment and thereafter for the period during which the Executive may be subject to liability relating to her services as an officer or director of the Company or any of its Affiliates, the Company will maintain a directors and officers liability policy, and the Executive shall be covered by such directors and officers liability policy at the same level as applicable to the Company’s other directors and officers, and the Executive shall be indemnified to the fullest extent permitted by law and by the Company’s Certificate of Incorporation and By-Laws. Furthermore, the Executive shall be entitled to indemnification with respect to her services for CCE prior to the Closing in accordance with Section 6.19 of the Merger Agreement.
10.    Payments upon Termination of Employment.
(a)     Voluntary Termination by the Executive. If the Executive voluntarily terminates employment with the Company during the Term, the Company shall pay the Executive any earned but unpaid Base Salary and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability, or other programs. Any MIP Award that is already fully earned by service through the end of the applicable measurement period but not yet paid shall be payable in accordance with its terms, but the Company shall not be under any obligation to make payment with respect to MIP Award measurement periods that have not been completed. The Company shall also not be under any obligation to make payment with respect to any unvested LTIP Awards or, in the event such termination occurs prior to December 31, 2013, the Retention Award, except that if the Executive’s termination of employment occurs on or after the first day of November following the grant of the 2012 or 2013 equity award, the consulting services to be credited under Section 6, above, shall be included for purposes of satisfying the service-vesting requirements of such awards. Payments of earned but unpaid Base Salary under this Section 10(a) shall be made as soon as administratively practicable following the Executive’s termination of employment, but no later than 60 days following the Executive’s termination of employment.
(b)     Termination by the Company for Reasons Other Than for Cause. If the Company terminates the Executive’s employment for reasons other than for Cause during the Term, the Executive shall be entitled to the payments and rights described in this Section 10(b).
Provided the Executive is in compliance with the requirements of Section 11 at the time of the relevant payment, the Company shall make the following lump-sum cash payments to the Executive: (i) the amounts described in Section 10(a), (ii) a pro rata MIP Award based on actual results for the year of the Executive’s termination of employment and the number of months of the Executive’s employment in the year, (iii) an amount equal to the Executive’s annual Base Salary plus the amount of the Executive’s most recent target MIP Award, and (iv) in the event such termination occurs prior to December 31, 2013, an amount equal to the Retention Award, with interest through the date of termination of employment. Notwithstanding the foregoing, the total amount of cash payments made under this clauses of (i), (iii) and (iv) of this paragraph shall be reduced by the amount of any payments made to Executive on account of her involuntary termination without Cause (including a redundancy) that is provided pursuant to her employment agreement with an Affiliate, severance/redundancy programs maintained by an Affiliate or local laws applicable to her employment.
Payments made under clauses (i), (iii) and (iv) of this paragraph shall be made as soon as administratively practicable following the Executive’s termination of employment, but no later than 60 days following the Executive’s termination of employment, subject to any different payment schedule required pursuant to Section 14. Payment under clause (ii) of this paragraph shall be made in March of the year following the year of the Executive’s termination of employment.
In addition, provided the Executive complies with the requirements of Section 11, (A) all equity awards that were converted from Legacy CCE equity awards shall be fully vested upon termination; (B) the service-vesting conditions for 2012 LTIP Awards shall be waived on a pro rata basis, which pro rata determination will be made by dividing the number of months of service between the grant date and the date of the Executive’s termination of employment plus the number of months of consulting services credited under Section 6, above, by the number of months of service that would have been required to vest in such award (not to exceed 100% vesting); and (C) the service-vesting conditions for 2013 LTIP Awards shall be waived on a pro rata basis , which pro rata determination will be made by dividing the number of months of service between the grant date and the Executives termination date plus the number of months of consulting services provided under Section 6, above, by the number of months of service that would have been required to vest in such an award; provided, however, that if the Executive is at least age 55 and has at least five years of service with the Company and Legacy CCE as of the termination date, the months of service used in the numerator for the pro rata determination shall be increased by 12 (not to exceed 100% vesting). Notwithstanding the foregoing, PSUs granted in either 2012 or 2013 shall not automatically satisfy the performance condition to vesting as a result of this paragraph, but must satisfy the performance condition on the basis of actual performance in accordance with the terms of the awards. All option awards that are vested shall remain exercisable for the balance of the original term of the grant.
        (c)     Termination by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Term, the Company shall pay the Executive only any earned but unpaid Base Salary and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability, or other programs. Payments of earned but unpaid Base Salary shall be made as soon as administratively practicable, but no later than 60 days following the Executive’s termination of employment.
For purposes of this Agreement, “Cause” means (i) willful or gross misconduct by the Executive that is materially detrimental to the Company or an Affiliate, including but not limited to a willful violation of the Company’s trading policy or code of business conduct that is materially detrimental to the Company or an Affiliate, (ii) acts of personal dishonesty or fraud by the Executive toward the Company or an Affiliate, (iii) the Executive’s conviction of a felony, except for a conviction related to vicarious liability based solely on her or her position with the Company or an Affiliate, provided that the Executive had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or an Affiliate’s counsel, or (iv) the Executive’s refusal to cooperate in an investigation of the Company of an Affiliate if requested to do so by the Board. For purposes of this definition of Cause, no act or failure to act by the Executive shall be considered “willful” unless it occurs without the Executive’s good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. Before the Executive may be terminated for Cause she shall be given 30 days to cure her misconduct, if cure is possible.
(d)     Termination Due to Death. In the event of the Executive’s death during the Term and prior to January 1, 2014, the Company shall pay to the Executive’s estate the following lump-sum cash amounts: (i)

an MIP Award for the full year of the Executive’s death, based on actual performance results, (ii), an amount equal to the Executive’s annual Base Salary plus the most recent target MIP Award multiplied by a fraction, the numerator of which is the number of months remaining in the Initial Term and the denominator of which is 12, (iii) an amount equal to the Retention Award, with interest through the date of the Executive’s death, and (iv) only in the event that the Executive’s death occurs prior to the grant date of the 2012 LTI Award, an amount equal to the target value of one LTIP Award as described under Section 6. In the event of the Executive’s death during the Term and after December 31, 2013, the Executive’s estate shall receive a payment of the Executive’s MIP Award for the full year of her death, based on actual performance results. Payment made under clause (i) of this Section 10(d) shall be made in March of the year following the year of the Executive’s death. Payments made under this Section 10(d) shall be made as soon as administratively practicable, but no later than 90 days following the Executive’s death, except that the payment of a MIP Award based on actual performance shall be paid in March following the end of the applicable performance period.
In addition, in the event of the Executive’s Death during the Term of the Agreement, the Company shall fully vest all of the Executive’s outstanding equity grants, with the performance vesting of any PSUs based on actual results for performance periods that have concluded and based on target award levels for performance periods in progress. All option awards that are vested shall remain exercisable for the lesser of 60 months following termination of employment or the balance of the original term of the grant.
(e)     Termination Due to Disability. In the event that the Executive’s employment is terminated due to Disability, the Company shall make the payments to the Executive set forth in Section 10(d), substituting references to the Executive’s Disability for references to the Executive’s death.
For purposes of this Agreement, “Disability” means the Executive’s inability by reason of a medically determinable physical or mental impairment, to engage in the ordinary duties of her position with the Company, which condition, in the opinion of a doctor mutually agreed upon by the Executive and the Company, is expected to have a duration of not less than one year.
(f)     Termination Following Change in Control. If a Change in Control of the Company occurs and, within 24 months following such Change in Control, the Company terminates the Executive’s employment for reasons other than for Cause or the Executive terminates employment for Good Reason, the Company or its successor shall provide to the Executive the following payments and benefits, subject to the requirements of Section 11: (i) the amounts described in Section 10(a), (ii) a pro rata MIP Award based on actual results for the year of the Executive’s termination of employment and the number of months of the Executive’s employment in the year, (iii) an amount equal to the Executive’s annual Base Salary plus the most recent target MIP Award multiplied by 1.5, (iv) full vesting of all outstanding equity grants, and (v) in the event such Change in Control occurs prior to December 31, 2013, an amount equal to the Retention Award, with interest through the date of termination of employment.
For purposes of the Agreement, “Change in Control” shall have the meaning specified in the Company’s 2010 Incentive Award Plan; and “Good Reason” means (A) a material diminution of duties, responsibilities or authority or a material adverse change in the scope of authority, as measured from the Executive’s first role with the Company following the execution of this Agreement, (B) a reduction in Base Salary or annual target MIP Award opportunity, or (C) a change from the work location specified in this Agreement that was not mutually agreed upon in writing by the Executive and the Company, provided, however, that (I) the Executive does not consent in writing to such event, (II) the Executive gives written notice to the Company within 60 days of the date on which the Executive first receives notice of the circumstances giving rise to the event, (III) the Company has not remedied the matter within 30 days, and (IV) if the matter is not remedied, the Executive actually separates from service.
(g)    No Duty to Seek New Employment in Mitigation of Damages. In the event of termination of the Executive’s employment with the Company for any reason, the Executive shall be under no duty to seek new employment or otherwise seek to mitigate damages arising from termination in order to be eligible for the provisions of this Section 10. In the event that the Executive does obtain new employment there shall be no reduction or offset to payments made under this Section 10 on account of such employment.

11.    Executive’s Obligations.
(a)    General. All payments and benefits provided under this Agreement are expressly conditioned on the Executive’s compliance with the obligations contained in Sections 11(b) through 11(i). If the Executive violates any of the obligations set forth in this Section 11 in the 36 months following her termination of employment, the Executive shall forfeit any remaining payments, any unvested or unpaid restricted stock or stock units, and any outstanding stock options (whether or not vested).
(b)    Mutual Release of Claims. All payments and benefits provided under Sections 10(b), (e) and (f) of this Agreement are subject to the Executive’s execution and delivery of a mutual release of claims waiving any and all claims, except for those reserved in the form of release, that the Executive may have against the Company and its Affiliates, and vice-versa. Such release shall be in the form attached hereto as Exhibit A and must be signed by the Executive and returned to the Company no later than 45 days after the Executive’s separation from service with the Company. Notwithstanding the foregoing, a mutual release set forth in Exhibit A may be revised to comply with local laws governing the Executive’s employment with an Affiliate. If the Company has executed and delivered the mutual release of claims to the Executive and has not revoked such release, but the Executive fails to execute and deliver such release, or the Executive revokes such release as provided therein, then the Executive shall not be entitled to further payments or benefits under this Agreement, and the Executive must reimburse the Company for any such payments made in anticipation of the execution and non-revocation of the release.
(c)    Noncompetition. Provided the Company is not in breach of its obligations to make any of the payments or provide any of the benefits provided in Sections 4 through 10 of this Agreement, during the period beginning with the Executive’s termination of employment during the Term for any reason and ending on the 12-month anniversary of the Executive’s termination of employment (hereinafter be referred to as the “Restricted Period”), the Executive (i) shall not accept a position on the board of any business entity without the approval of the HRCC, which approval shall not be unreasonably withheld and (ii) shall not directly or indirectly, on the Executive’s own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar to the activities or duties performed by the Executive for the Company during the year preceding the Executive’s termination of employment for any business entity that is a Direct Competitor of the Company within the Restricted Area.
A “Direct Competitor” of the Company is any business or operations in direct competition with the Company within the Restricted Area owned or operated by (i) PepsiCo, Inc.; (ii) Dr. Pepper Snapple Group, Inc.; (iii) if PepsiCo, Inc. or Dr. Pepper Snapple Group, Inc. do not have the highest or next highest market share among the producers and distributors of non-alcoholic beverages within the Restricted Area at the time the Executive’s employment terminates, then any company that has the highest or next highest market share among the producers and distributors of non-alcoholic beverages within the Restricted Area at the time the Executive’s employment with the Company terminates; or (iv) any company that provides bottling operations to the companies listed in subparts

(i), (ii), and (iii) within the Restricted Area. The “Restricted Area” is any geographic area within the scope of the Executive’s management authority. The Executive expressly acknowledges and agrees that, because of the nature of the services the Executive has provided to the Company, the Executive has provided services throughout the Restricted Area and, therefore, the Restricted Area is reasonably defined to protect the Company’s legitimate business interests.
(d)    Nonsolicitation. The Executive shall not, during the Restricted Period, directly or indirectly, on her own behalf or on behalf of any person or entity, solicit, divert, or appropriate to any non-alcoholic beverage business or operations, any person who transacted business with the Company or its Affiliates during the year preceding the date of the Executive’s termination of employment, provided that such person or entity is a person or entity with whom the Executive has had direct contact or has been a party to marketing or sales strategies with regard to.
The Executive further shall not, during the Restricted Period, directly or indirectly, on her own behalf or on behalf of any person or entity, solicit, divert, or hire away, or attempt to solicit, divert, or hire away to any person or entity, any person employed by the Company or an Affiliate on the date of the Executive’s termination of employment or at any time during the one-year period preceding the Executive’s termination of employment. Notwithstanding the foregoing, the Executive may provide an employment reference setting forth her personal views about any former non-executive employee of the Company at the unsolicited request of such former employee or any third party.
(e)    Confidentiality and Non-Disclosure. Except as required by law or pursuant to the orde of a Court or government entity or in any legal proceeding to enforce this Agreement, the Executive shall not knowingly use, reveal, disclose, or divulge to any entity other than the Company without the express written authorization of the Company (i) any trade secrets of the Company for so long as they remain trade secrets and (ii) any Confidential Information after the Executive’s termination of employment, provided that the Executive knew at the time that such information was a trade secret or Confidential Information of the Company and provided that such information has not otherwise been disclosed to the public or is not otherwise in the public domain.
“Confidential Information” means any data or information with respect to the business conducted by the Company or its Affiliates that is not generally known to the public and that is a valuable asset to the Company, including, but not limited to, sales reports, product pricing, sales materials, selling procedures, marketing agreements and programs, customer lists, customer requirements, specifications for new products, sources of supply for ingredients, packaging, and other materials used in the Company’s products, and the business plans and financial data of the Company, except to the extent that any such information is readily available in the public domain through no fault of the Executive.
(f)    Nondisparagement. The Executive shall not disparage the Company, its Affiliates, or their employees, products, or services in any form or fashion that would cause any third party to lower its perception about the integrity, public or private image, professional competence, or quality of products or service of said entities or persons following the Executive’s termination of employment. The Company agrees that it will not, and it will instruct its officers and directors not to, disparage the Executive in any form or fashion that would cause any third party to lower its perception about the integrity, public or private image, professional competence, or quality of the Executive. Notwithstanding the foregoing, nothing contained herein shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent necessary to enforce this Agreement or required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

(g)    Records/Company Property. The Executive shall, following her termination of employment, return to the Company all documents (including copies and computer records thereof) of any nature that relate to or contain proprietary or confidential information concerning the Company, its Affiliates, its customers, or employees (except for documents describing or relating to the Executive’s employment terms, compensation or employee benefits and awards), and any and all property of the Company in her possession, including, but not limited to, computers, electronic recording media, business records, papers, documents, and other Company property.
(h)    Cooperation. The Executive shall cooperate with the Company and its counsel in any litigation or human resources matters in which she may be a witness or potential witness or have knowledge of the relevant facts or evidence by making herself available ( on reasonable notice and consistent with the Executive’s other reasonable commitments) to testify at the request of the Company or Affiliate in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and otherwise to assist the Company in any such action, suit or proceeding by providing information and meeting and consulting with members of management of, or other representatives of, or counsel to, the Company as reasonably requested in relation to a matter of which the Executive had knowledge or for which she was responsible before termination of employment. The Company shall promptly reimburse the Executive for reasonable and necessary expenses incurred in the course of complying with this provision, including, but not limited to, reasonable attorney’s fees in the event that the Executive reasonably desires to be represented in such matters by independent counsel. If such cooperation requires the Executive to commit more than 5 days (8 hours per day) within a 30 day rolling period, the Company will pay the Executive a per diem amount equal to the daily amount of the Executive’s final annual Base Salary from the Company.
(i)    Consulting Services. For a period of 12 months following the date of the Executive’s voluntary termination for any reason or involuntary termination without Cause, the Executive agrees to provide the Company with a minimum of 10 hours per month of consulting services regarding corporate strategy and other business affairs of the Company, as requested by the Chief Executive Officer or the Board of Directors. The Company shall reimburse the Executive for all out-of-pocket expenses incurred by the Executive in providing such consulting services, provided such expenses are approved in advance by a senior officer of the Company.
(j)    Repayment of Benefits in Certain Cases. If a two-thirds majority of the independent members of the Board, after permitting the Executive to respond on her own behalf or through counsel to all charges against her, determines (i) within two years of the Executive’s termination of employment that the Executive could have been terminated for Cause, (ii) that the Executive has violated any of the obligations of Section 11(c) or (d), or (iii) that the Executive engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of the Company’s financial results, then (A) such event shall be treated as a violation of the obligations of this Section 11 and the forfeitures described in Section 11(a) shall be applicable, and (B) the Executive shall promptly repay to the Company an amount equal to the sum of all payments provided under Section 10(b) other than those payments that would have been provided under Section 10(c) and all gains from the vesting of Company restricted stock and restricted or performance stock units and upon the exercise of Company stock options occurring upon or subsequent to separation from service with the Company. If clause (iii) is applicable, the Board may also require the Executive to repay some or all of the Executive’s incentive compensation for the year or years affected by the restatement and gains from the vesting of Company restricted stock and stock units and upon the exercise of Company stock options occurring in or after the year or years affected by the restatement. Any dispute regarding this Section 11(j), including, without limitation, a dispute regarding whether the Executive could have been terminated for Cause, shall be subject to the arbitration provisions of Section 13.
(k)    Remedies with Respect to Covenants. In the event of any breach by the Executive of the covenants and representations contained in this Section 11 (a “Breach”), or threatened Breach, the Company shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain such Breach or threatened Breach. Any member of an Affiliate for which the Executive performs services may enforce this Agreement, and any injunction or other remedy under this Section 11(k) shall be enforceable in the United States and any other jurisdiction.

12.    Notices. All notices and demands shall be deemed given when mailed and addressed as follows:

(a)    if to the Company:

Corporate Secretary
Coca-Cola Enterprises, Inc.
2500 Windy Ridge Parkway
Atlanta, GA 30339

(b)    if to the Executive:

[ ]

13.    Arbitration. Any dispute regarding the terms of this Agreement shall be resolved through binding arbitration before a sole arbitrator in Atlanta, Georgia, administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Judgment upon any award rendered by the arbitrator, including any injunctive relief, may be entered in any court having jurisdiction thereof. Each Party shall pay its own expenses, including but not limited to attorneys’ fees, of the arbitration or of any litigation arising out of this employment agreement, provided, however, that the arbitrator shall have the authority to award attorneys’ fees to the prevailing party. Notwithstanding the foregoing, any dispute regarding the terms of a plan or arrangement referenced in this Agreement shall be resolved as specified in such plan or arrangement. For the avoidance of doubt, any dispute regarding the noncompetition and non-solicitation provisions set forth in Sections 11(c) and (d) shall not be subject to arbitration, but shall be brought in a court of competent jurisdiction.

14.     Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and shall be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company shall pay any such delayed amounts in a lump sum at such time. If, in order to comply with Section 409A of the Code and Treas. Reg. §1.409A-3(f), some or all of the payments described in Section 10(b)(iii) are required to be paid in installments in the manner set forth in the CCE Executive Severance Plan as in effect on the date of the Closing, then such amounts shall be paid in such installments rather than in a lump sum. If any payments or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

15.    Section 280G Payments. Notwithstanding anything herein to the contrary, to the extent that any severance pay, Retention Award, stock option, restricted stock, RSUs, or other equity awards or benefits paid to, distributed to, or vested in the Executive pursuant to this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the “280G Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 15 would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income or excise taxes (including the excise tax imposed by Section 4999) results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or a portion of such benefits may be taxable under Section 4999 of the Code.
All calculations required by this Section 15 shall be made in good faith by the Company or such third party designated by the Company. Such calculations shall be provided to the Executive in writing as soon as practicable and shall be subject to the Executive’s review and comment, which the Company shall consider in good faith. Following the Executive’s comment, such calculations shall be conclusive and binding on the Parties for purposes of this Section 15. Notwithstanding the foregoing, if the calculations indicate that the Executive’s 280G Payments would be reduced pursuant to the preceding paragraph, the Executive may elect that an independent third party jointly designated by the Executive and the Company verify the calculations. If the Executive and the Company cannot agree on an independent third party, each shall designate an independent third party and the two designated parties shall choose a third party. The third party’s calculations shall be provided to the Executive and the Company in writing as soon as practicable and shall be subject to the Executive’s and Company’s review and comment, which the third party shall consider in good faith. Following the Executive’s and Company’s comment, such third party calculations shall be conclusive and binding on the Parties for purposes of this Section 15.
The reduction in any 280G Payments, if applicable, shall be effected in the following order: (i) any cash payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (ii) any equity awards that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c); (iii) any cash payments that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), in order of the cash payments with the largest 280G Payment value; (iv) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest 280G Payment value; (v) acceleration of vesting of any equity award subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) that is not a stock option, in order of the equity tranches with the largest 280G Payment value; and (vi) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price is less than the fair market value of the underlying stock in such manner as would net the Executive the largest remaining spread value if the options were all exercised as of the Code Section 280G event.
16.    Miscellaneous.
(a)    Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the Parties and contains all of the agreements made between the Parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements in effect as of the date hereof, either oral or in writing, between the Parties hereto, with respect to the subject matter hereof, including, without limitation, the Prior Agreement.
(b)    Amendments. This Agreement may not be amended or modified other than by a written agreement signed by the Parties to this Agreement or their respective successors and legal representatives.

(c)    Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

(d)    Severability. If any provision of this Agreement is held to be invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Agreement, and the Agreement shall be construed and enforced as if such provision had not been included.

(e)    Survival. The respective rights and obligations of the Parties under Sections 6 through 16 shall survive any termination or expiration of this Agreement and shall continue to apply upon any extension of the term of this Agreement.

(f)    Assignment and Successors. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to the Company. The Executive may not assign any of her rights, except to her beneficiaries or heirs in accordance with the terms of an equity award or benefit plan, or delegate any of her duties or obligations under this Agreement or any portion hereof. If the Company changes its name, then references in this Agreement to the Company’s new name shall be deemed to be substituted for references to the Company’s prior name.

(g)    Governing Law. This Agreement is intended to be governed by the laws of the state of Delaware, without regard for any choice of law principles of any jurisdiction.

(h)           Consent to Jurisdiction. With respect to disputes regarding matters that are expressly excluded from the mandatory arbitration provision set forth in Section 13 of this Agreement, the following provisions apply:

(i)              Each of the parties consents to the exclusive jurisdiction of the Chancery Courts of the State of Delaware and the United Sates District Court for the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement.
(ii)             Each party expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the Courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this Section 16(h) or to challenge or set aside on the basis of lack of jurisdiction, inconvenient venue, or improper forum any decision, award or judgment obtained in accordance with the provisions of this Agreement.
(iii)           Each of the parties expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered in accordance with Section 12 of this Agreement.

(i)    Withholding. The Company shall be entitled to withhold or cause to be withheld from amounts to be paid to the Executive under this Agreement any federal, state, or local withholding or other taxes or amounts that it is from time to time required to withhold.

(j)    Waiver. Waiver by any Party hereto of any breach or default by the other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties hereto or from any failure by either Party hereto to assert its or her rights hereunder on any occasion or series of occasions.

EXHIBIT A

FORM OF MUTUAL RELEASE AGREEMENT

THIS MUTUAL RELEASE AGREEMENT (“Release”), entered into as of the date(s) indicated below, between Coca-Cola Enterprises, Inc., a Delaware corporation (the “Company”), and ________________ (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated ______________, 2012 (“Agreement”); and

WHEREAS, the Executive will separate or has separated from service with the Company effective __________.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in the Agreement and releases contained in this Release, the Company and the Executive agree as follows:

1.    Executive Release. The Executive agrees, for herself, her spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on her behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (collectively, “Company Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive has, or has had, against any of the Company Parties as of the date of execution of this Release arising out of or relating to the Executive’s employment or separation from service with the Company. This Release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. Nothing herein shall release the Company from any claims or damages based on (i) any right the Executive may have to enforce this Release or the Agreement, (ii) any right or claim that arises after the date of this Release, (iii) any right the Executive may have to benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) the Executive’s eligibility for indemnification in accordance with the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, with respect to any liability the Executive incurs or incurred as an employee or officer of the Company, or (v) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable.

2.    Company Release. The Company agrees, for itself and its successors and assigns, to irrevocably and unconditionally release, acquit and forever discharge the Executive, her spouse, heirs, executor or administrator (collectively, “Executive Parties”) from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, or has had, against the Executive Parties as of the date of execution of this Release arising out of or relating to the Executive’s employment or separation from service with the Company including but not limited to any claim, demand, obligation, liability or cause of action arising under any federal, state, or local employment law or ordinance, tort, contract, or breach of public policy theory, or alleged violation of any other legal obligation. Nothing herein shall release the Executive from any claims or damages based on (i) any right the Company may have to enforce this Release or the Agreement, including, but not limited to, claims for reimbursement of payments made under Section 11(b) of the Agreement in the event of revocation of the Release and any rights or claims that arise under Section 11(j) of the Agreement, (ii) any right or claim that arises after the date of this Release, (iii) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against it as a result of any act or failure to act for which the Company and the Executive are jointly liable, and (iv) any claims the Company is required to pursue under applicable federal or state law, including, but not limited to, the Sarbanes-Oxley Act of 2002.

3.    Age Discrimination Claims. As part of this Release, the Executive understands that she is waiving all claims for age discrimination under the Age Discrimination in Employment Act. The Executive represents and acknowledges that she has carefully read and understands all of the provisions of this Release, and that she is voluntarily entering into this Release. The Executive represents and acknowledges that she has been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Release. The Executive has [twenty-one (21)] [forty-five (45)] days within which to consider this Release, and seven (7) days following its execution to revoke this Release by written notice to the Company.

THIS RELEASE CONTAINS A WAIVER AND GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ AND UNDERSTANDS THIS RELEASE, AND THAT SHE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE.
IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Release on the date(s) indicated below.

COCA-COLA ENTERPRISES, INC.

By:            Date:
[Name]
[Title]

[EXECUTIVE]

Date:
[Name]